Exhibit 10.2

CONSULTING AND SERVICES AGREEMENT

THIS CONSULTING AND SERVICES AGREEMENT (the “Agreement”) is made and entered into as of this 11 day of April, 2016, by and between EZTD Inc., a Delaware corporation having its principal place of business at 6 Koifman Street, Gaon House 13th Floor, Tel Aviv, Israel (the “Company”) and JKM Management Ltd., a Company incorporated under the laws of the state of Israel having an address at 1 HABROSH STREET RA'ANANA Israel (the “Consultant”) (the Company and the Consultant shall additionally be referred to as each, a “Party” and collectively, the “Parties”).

WHEREAS, the Company wishes to engage the Consultant as an independent contractor to provide the consulting and management services described herein and to serve as an Executive Director and Vice Chairman of the Board of Directors of the Company (the “Board”); and

WHEREAS, the Consultant agrees to provide the services and to serve as an Executive Director and Vice Chairman of the Board for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Parties, intending to be legally bound, agree to the terms set forth below.

1.	TERM.

The independent contractual relationship pursuant to this Agreement shall commence on the date of this Agreement (the “Effective Date”) and shall continue, unless terminated earlier pursuant to Section 4 hereof (the “Term”).

2.	ENGAGEMENT AND SERVICES.

2.1.          Subject to the terms and conditions set forth herein, the Company hereby retains the Consultant on a consulting and advisory basis and as an independent contractor to serve as the Executive Director and Vice Chairman of the Board, to promote the Company's affairs, assist with matters relating to the Company's technology and provide such other services as set forth in Exhibit A, attached hereto (collectively, the “Services”). The Consultant hereby accepts such engagement and shall report directly to the Board.

2.2.          During the Term, the Consultant shall attend all Board meetings in person or via conference call, Board and management conference calls as may be reasonably necessary or appropriate, make himself available to the Company at mutually convenient times and places and perform such other duties and responsibilities as may be reasonably necessary in connection with serving as an Executive Director and Vice Chairman of the Board.

2.3.          The Consultant shall perform the Services diligently and faithfully, use his best efforts to promote the interests of the Company and comply with his fiduciary duty obligations as imposed by Delaware law. The Consultant shall at all times act as a fiduciary in the service and best interests of the Company.

2.4.          In connection with the performance of the Services hereunder, the Consultant through its principal, Mr. Ron Lubash shall devote and spend a substantial amount of time, as may be necessary and required by the Company, per month in the offices of the Company, including without limitation, in instances when the Company's Chief Executive Officer travels abroad.

2.5.          Without limiting any other obligation of the Consultant, the Consultant shall perform the Services in compliance with all applicable laws, rules, or regulations including, without limitation, the laws of the state of Delaware, U.S. federal and state securities laws and regulations. The Consultant shall obtain all permits, permissions or authorizations required to comply with those laws, rules, or regulations (to the extent applicable) in connection with the engagement contemplated hereunder and the performance of the Services.

2.6.          The Consultant represents and warrants that in performing the Services contemplated by this Agreement he will not infringe or violate any third-party’s trade secrets, proprietary information, trademark, copyright, patent or other intellectual property or proprietary rights of any kind or nature. The Consultant will not undertake to perform any services that would violate his obligations under this Agreement.

2.7.          The Consultant represents and warrants that it is not a party to or otherwise subject to or bound by the terms of any contract, agreement, or understanding which in any manner would limit or otherwise affect its ability to perform the Services or any obligation under this Agreement.

2.8.          The Company shall at all times during the Term maintain in full force and effect directors' and officers' liability insurance covering, among others, the Consultant.

3.	COMPENSATION.

3.1.          In consideration for the performance of the Services by the Consultant during the Term, the Company shall pay the Consultant a monthly consulting fee in the aggregate amount of $10,000 plus VAT (the “Compensation”) plus any out-of-pocket expenses incurred in connection with the performance of the Services hereunder.

3.2.          During the Term, the Compensation shall be paid to the Consultant on the 15 day of each calendar month starting on the Effective Date, to the following bank account or to an alternative bank account as may be designated from time to time in writing by the Consultant.

Account Name: JKM Management Ltd

Account No.:633225

Bank Name: Hapoalim bank

Branch number: 754

3.3.          Any out-of-pocket expenses reasonably incurred in connection with the Services provided under this Agreement shall be paid to the Consultant against an invoice validly issued and approved by the Company and in accordance with applicable law, at the end of each calendar month under this Agreement.

3.4.          The Consultant shall be solely responsible for the payment of, and agrees to pay all income, social security or other taxes of any kind incurred as a result of the Compensation under this Agreement, and for all obligations, reports and timely notifications relating to those taxes. The Company shall have no obligation to pay or withhold or pay any sums for those taxes.

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4.	TERMINATION.

4.1.          Each Party shall be entitled to terminate this Agreement with immediate effect at any time for any reason or without cause by delivering a sixty (60) days prior written notice to the other Party.

4.2.          Notwithstanding anything contained herein to the contrary, it is agreed that the Company may terminate this Agreement for Cause (as hereinafter defined) at any time during the Term, effective within 7 days after giving the Consultant written notice of such termination. As used herein, the term “Cause” will mean any of the following events:

(i)            the Consultant is convicted of any felony;

(ii)           the Consultant is convicted of any misdemeanor involving moral turpitude, if in the reasonable good-faith judgment of the Company such conviction has or could materially damage the reputation of the Company or is likely to materially interfere with the Consultant’s performance of his duties hereunder;

(iii)          the Consultant commits a material breach of this Agreement or engages in a willful failure to carry out the Services hereunder; and

(iv)          the Consultant commits a breach of any material fiduciary duty owed to the Company, gross negligence, gross malfeasance, gross nonfeasance or willful misconduct in the performance of his Services, including, without limitation, criminal dishonesty, fraud, embezzlement or theft; a material violation of any Company or other external (e.g., professional) code of conduct to which the Consultant may be subject; and any act or failure to act that the Consultant knows or reasonably should know is or likely to be materially injurious to the business or reputation of the Company.

Notwithstanding anything contained herein to the contrary, it is agreed that the Consultant may terminate the Services immediately if the Company commits a material breach of this Agreement.

5.	CONFIDENTIALITY.

5.1.          Nondisclosure of Confidential Information. During the Consultant’s engagement hereunder and after such engagement ends for any reason, the Consultant will hold in strict confidence and will not disclose, use or publish in any manner (including, without limitation, in print, audio or video or in any manner, on-line or through internet, mobile or cloud based transmission) any Confidential Information (as defined below) of the Company, except as may be required in the performance of the Services hereunder or with the prior written authorization of the Company. The Consultant agrees and recognizes that all Confidential Information shall at all times be the sole and exclusive property of the Company and its assigns or successors in interest.

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5.2.          Definition of Confidential Information. The term “Confidential Information” shall include but not be limited to (i) trade secrets, documentation, designs, schematics, catalysts, settings, hardware designs, programming, processes, specifications required to produce material, research and development techniques, ideas, processes, products, handbooks, manuals, machines, compositions, methods, formulas, source and object codes, data, programs, patents, patent applications, know-how, improvements, research projects, formats, discoveries, developments, designs, drawings, techniques, system documentation, special hardware, related software development, computer software and programs, electronic codes; (ii) plans for research, development, new products, marketing and selling, business and strategic plans, budgets and financial statements, licenses, prices and costs, suppliers and customers; (iii) information concerning sales, sales volume, sales and marketing methods, financial performance, sales proposals, identity of clients, kind of client purchases, sources of supply; (iv) any other confidential or proprietary information belonging to or relating to the business affairs of the Company. The term Confidential Information is to be broadly defined and construed to and for the benefit of the Company, and includes any and all information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging in, and all information of which the unauthorized disclosure could be detrimental or adverse to the their interests.

5.3.          Exceptions. The term “Confidential Information” shall not include information that (i) is or becomes known to the general public through no breach of an obligation of secrecy by the Consultant, (ii) is disclosed in written form, under no obligation of secrecy, to the Consultant by another party having a legal right to disclose it; or (iii) the Consultant is required to disclose, pursuant to the terms of a subpoena or other lawful process issued by a court or governmental regulatory agency with jurisdiction over the Company, provided however, that the Consultant shall, to the extent practicable, give timely notice to the Company of such required disclosure and shall disclose such information only to the extent required.

6.	THE NATURE OF THE CONTRACTUAL RELATIONSHIP.

6.1.          The Consultant shall be an independent contractor in the performance of the Services hereunder. This Agreement shall not be interpreted as creating an association, joint venture, or partnership relationship between the Parties or as imposing any employment, or partnership obligation, or liability on any Party.

7.	APPLICABLE LAW.

7.1.          This Agreement and the rights and obligations of the Parties hereunder shall be construed, enforced, governed in accordance with the laws of the State of New York, without giving effect to conflict of law principles.

8.	SUBMISSION TO JURISDICTION.

8.1.          Each Party agrees that all legal proceedings concerning the interpretations and enforcement of this Agreement and the engagement contemplated hereunder shall be commenced exclusively in the state and federal courts sitting in New York County. Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the adjudication of any dispute hereunder or in connection herewith.

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9.	MISCELLANEOUS.

9.1           This Agreement represents the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and when a counterpart has been executed by each of the Parties hereto, all of the counterparts, when taken together, shall constitute one and the same agreement. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Parties.

SIGNATURE PAGE IMMEDIATELY FOLLOWS

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered on and as of the Effective Date.

On behalf of the Company:

EZTD, Inc.

By:	/s/ Shimon Citron
Name:	Shimon Citron
Title:	Chief Executive Officer

The Consultant:

JKM Management Ltd

By:	/s/ Ron Lubash
Name:	Ron Lubash
Title:

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